                                                                      Exhibit 12



               PIEDMONT NATURAL GAS COMPANY, INC. AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges
              For Fiscal Years Ended October 31, 1993 through 1997
                     and Twelve Months Ended April 30, 1998
                       (in thousands except ratio amounts)

                                    April 30,
                                       1998          1997          1996          1995         1994         1993
                                     --------      --------      --------      --------      -------      -------

Earnings:
    Net income from
      continuing operations          $ 61,201      $ 54,074      $ 48,562      $ 40,310      $35,506      $37,534
    Income taxes                       39,386        34,650        30,928        25,442       21,407       23,427
    Fixed charges                      38,162        39,263        37,009        35,651       29,736       26,715
                                     --------      --------      --------      --------      -------      -------
        Total Adjusted Earnings      $138,749      $127,987      $116,499      $101,403      $86,649      $87,676
                                     ========      ========      ========      ========      =======      =======

Fixed Charges:
    Interest                         $ 36,507      $ 36,949      $ 34,511      $ 33,224      $27,671      $24,870
    Amortization of debt
      expense                             319           346           345           336          334          192
    One-third of rental expense         1,336         1,968         2,153         2,091        1,731        1,653
                                     --------      --------      --------      --------      -------      -------
        Total Fixed Charges          $ 38,162      $ 39,263      $ 37,009      $ 35,651      $29,736      $26,715
                                     ========      ========      ========      ========      =======      =======

Ratio of Earnings to Fixed
    Charges                              3.64          3.26          3.15          2.84         2.91         3.28
                                     ========      ========      ========      ========      =======      =======





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